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                                                                    EXHIBIT 99.1


           ZAPATA CORPORATION ANNOUNCES AGREEMENT FOR OMEGA PROTEIN'S RE-PURCHASE OF 9.3 MILLION SHARES OF COMMON STOCK FOR $47.5 MILLION

      ROCHESTER, N.Y. - September 8, 2006 -- Zapata Corporation (NYSE: ZAP) today announced it has signed an agreement with its majority-owned subsidiary Omega Protein Corporation (NYSE: OME) for Omega Protein's repurchase of 9,268,292 of the 14,501,000 Omega Protein shares owned by Zapata for $47.5 million, or $5.125 per share, payable in immediately available funds. At the closing of the transaction, Zapata's two representatives, Avram Glazer and Leonard DiSalvo, will resign from Omega's Board of Directors and Zapata will grant Omega a proxy to vote its remaining shares, subject to certain conditions.

      After the transaction, Zapata will continue to own 5,232,708 shares of Omega Protein common stock, or 33% of the company. Additionally, the agreement provides that if Zapata still owns any Omega Protein's shares 270 days after the closing of this transaction, Omega Protein has the option for 120 days thereafter to purchase those shares held by Zapata at a purchase price of $4.50 per share, payable in immediately available funds. Zapata is not restricted under the agreement from selling the remaining shares in the mean time.

      The closing of the sale is subject to the completion of Omega's financing and the receipt of regulatory approvals, as well as other customary closing conditions. Omega has received a commitment letter from Cerberus Capital Management, L.P. for the purpose of financing the purchase of the 9,268,292 shares. The commitment provides for a five-year, $35 million term loan and a five-year, $30 million revolving credit facility which will replace Omega's existing $20 million credit facility with a commercial bank. The closings of the Cerberus financing and the purchase of the shares from Zapata are expected to take place in the fourth quarter of 2006, subject to the completion of the closing conditions.

      Avram Glazer, President and Chief Executive Officer of Zapata, commented:
      "We are excited about the future at Zapata. The sale of our Omega Protein shares represents an important step as we continue to explore ways to enhance shareholder value."

About Zapata:

Zapata is a holding company which currently has one operating company, Omega Protein Corporation, in which the Company had a 58% ownership interest in at June 30, 2006. In addition, Zapata owns 98% of Zap.Com Corporation (OTCBB:
ZPCM), which is a public shell company.

On December 8, 2005, Zapata announced that its Board of Directors had authorized management to seek a buyer for its 58% ownership interest in Omega Protein. There can be no assurance that the transaction with Omega Protein for the sale of 9,268,292 shares will close, that the Company will be successful in its efforts to sell any of its remaining shares subsequent to closing, or whether any such transaction will ultimately enhance Zapata stockholder value.

The Company makes certain reports available free of charge on its website at www.zapatacorp.com as soon as reasonably practicable after this information is electronically filed, or furnished to, the United States Securities and Exchange Commission.



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"Safe Harbor" statement under the Private Securities Litigation Reform Act of
1995: The statements contained in this release which are not historical facts are "forward-looking" statements that involve risks and/or uncertainties, including those described in Item 1A., "Risk Factors" in the Company's Annual Report on Form 10-K for the period ended December 31, 2005 and statements regarding the expected the likelihood and timing of the closing of the transaction, the expected benefits of the transaction and any subsequent sale the shares or the exercise of the call option by Omega. You are cautioned not to place undue reliance on any forward-looking statements. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release.


Contact:
Zapata Corporation
Leonard DiSalvo, CFO
585/242-8703
http://www.zapatacorp.com


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